Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces

Executive Management Appointments

MECHANICSBURG, PENNSYLVANIA — September 7, 2023 — Select Medical Holdings Corporation (“Select Medical,” “we,” “us,” or “our”) (NYSE: SEM) today announced 12 executive management appointments, effective October 1, 2023. John Saich and Thomas Mullin have been promoted to co-presidents of the organization, and Michael Malatesta has been named executive vice president and chief financial officer.

A 26-year veteran of Select Medical, Saich most recently served as executive vice president and chief administrative officer overseeing its Outpatient Rehabilitation Division and Shared Services operations. During his tenure, Saich has guided the company through successful growth and transition serving in a variety of senior operational and human resources leadership roles.

Since joining Select Medical in 2008, Mullin has held operational leadership positions of increasing responsibility within the Critical Illness Recovery Hospital Division, including president. In 2018, his role expanded to the Inpatient Rehabilitation Hospital Division, serving as chief operating officer. That post was followed by his appointment to executive vice president of hospital operations, including oversight of both divisions.

Saich and Mullin will closely partner to further create best practices and enhance integration across the company’s network of more than 135 specialty hospitals and 1,900 outpatient physical therapy centers to continuously improve patient access to Select Medical’s care at all levels of post-acute illness, recovery and rehabilitation.

A 24-year veteran of the company, Malatesta has served as senior vice president of finance since 2013 after holding a variety of senior finance and accounting positions within the Outpatient Rehabilitation Division. In his new role as executive vice president and chief financial officer, he will be responsible for the financial planning and analysis across the entire Select Medical enterprise. Malatesta will report to Martin Jackson who has been elevated to senior executive vice president of strategic finance and operations.

“As Select Medical continues to execute its growth strategy and mission of providing exceptional care to the 99,000 patients we serve daily across our post-acute continuum, it is critical that we continue to drive high-performance momentum and create continuous trajectory for long-term success,” said Select Medical Co-Founder and Executive Chairman Robert A. Ortenzio. “These executive and C-Suite appointments represent a team that is highly adept to navigate our future.”

In addition to the four appointments announced above, each of the executives identified below has been promoted to a new position:

•     Michael Tarvin to senior executive vice president, general counsel and secretary

•     John Duggan to executive vice president and deputy general counsel

•     Tyler Hollenbach to executive vice president of strategy and growth

•     Mary Lacey to senior vice president and chief human resources officer

•     Shelly Eckenroth to senior vice president and chief communications, marketing and branding officer

•     Kerry Dishner to senior vice president of functional operations for specialty hospitals

•     Bridget Sherick to senior vice president of accounting for shared services

•     Robert Breighner to senior vice president of compliance and audit

“The foundation of the company’s success has always rested on our people,” said Select Medical Chief Executive Officer David S. Chernow. “Under this executive management team, we are confident Select Medical is poised to continue building a strong future for our employees, patients, partners and the communities we serve for the many years ahead.”

About Select Medical

Select Medical is one of the largest operators of critical illness recovery hospitals, rehabilitation hospitals, outpatient rehabilitation clinics, and occupational health centers in the United States based on number of facilities. As of June 30, 2023, Select Medical operated 108 critical illness recovery hospitals in 28 states, 32 rehabilitation hospitals in 12 states, 1,944 outpatient rehabilitation clinics in 39 states and the District of Columbia, and 540 occupational health centers in 41 states. At June 30, 2023, Select Medical had operations in 46 states and the District of Columbia. Information about Select Medical is available at www.selectmedical.com.

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This press release may contain forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in Select’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine Select’s future results are beyond the ability of Select to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. Select undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Investor inquiries:

Joel T. Veit

Senior Vice President and Treasurer

717-972-1100

ir@selectmedical.com

Media inquiries:

Shelly Eckenroth

Senior Vice President and Chief Communications, Marketing and Branding Officer

717-920-4035

seckenroth@selectmedical.com

SOURCE: Select Medical Holdings Corporation